Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone	(403) 691-8000
200-205 5 Avenue SW	Fax	(403) 691-8008
Calgary AB T2P 4B9	Internet	www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 29, 2005 (except as to note 12, which is at November 2, 2005), relating to the consolidated balance sheets of Trace Energy Services Ltd., and the related consolidated statements of income, shareholders’ equity and cash flows included in the Current Form 8-K/A of Geokinetics Inc. dated February 10, 2006.

(Signed) “KPMG LLP”

Chartered Accountants
Calgary, Canada
February 10, 2006

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.